UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FirstCash, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of FirstCash, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 3, 2021.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2021, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021, and (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us at the FirstCash Annual Meeting on June 3.

Very truly yours,

Rick L. Wessel
Vice-Chairman of the Board and Chief Executive Officer

Fort Worth, Texas
April 23, 2021

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 3, 2021

The Annual Meeting of Stockholders of FirstCash, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 3, 2021.*

The Annual Meeting is called for the following purposes:

1.	To elect Messrs. Rick L. Wessel and James H. Graves as directors of the Company for a three-year term beginning in 2021;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers;

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 12, 2021 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 3, 2021:

The Proxy Statement and the 2020 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 23, 2021

______________________________
* As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2021 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102* at 10:00 a.m. CDT, on Thursday, June 3, 2021, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2020 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 23, 2021, and a Notice of Internet Availability to all other stockholders on or about April 23, 2021.

The close of business on April 12, 2021 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 41,027,426 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the Nasdaq Global Select Market (“Nasdaq”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors” and “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

______________________________
* As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote shares without instruction as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). If you wish to attend the Annual Meeting in person, you will need to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MESSRS. RICK L. WESSEL AND JAMES H. GRAVES AS DIRECTORS; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2021; AND (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy, (ii) by written notice to the Corporate Secretary of the Company or (iii) by voting in person at the Annual Meeting.

The Annual Report on Form 10-K, covering the Company’s year ended December 31, 2020, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s primary website is www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors will determine the number of directors but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors currently consists of seven directors following the appointment of Ms. Paula K. Garrett to the Board of Directors effective January 1, 2021. Five of the directors are independent. The current directors are as follows:

Name	Age	Principal Occupation	Independence Status
Daniel R. Feehan	70	Chairman of the Board, FirstCash, Inc.	Employee
Rick L. Wessel	62	Vice-Chairman of the Board and CEO, FirstCash, Inc.	Employee
Daniel E. Berce	67	President and CEO, General Motors Financial Company, Inc.	Independent Director
Mikel D. Faulkner	71	Former Executive Chairman, Nautilus Marine Services PLC	Lead Independent Director
Paula K. Garrett	60	Vice-President of Finance, Operations and Information System Technology for the Latin America Region, Mary Kay, Inc.	Independent Director
James H. Graves	72	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Randel G. Owen	62	President and CEO, Global Medical Response	Independent Director

Biographical information for the directors is as follows:

Daniel R. Feehan has served as chairman of the Board of Directors of FirstCash since the Company’s 2016 merger (the “Merger”) with Cash America International, Inc. (“Cash America”) and previously served as a Cash America director since 1984. Mr. Feehan was Cash America’s executive chairman since November 1, 2015 until the completion of the Merger. Prior to that, Mr. Feehan served as Cash America’s chief executive officer and president from February 2000 through May 2015 and as Cash America’s chief executive officer from May 2015 through October 2015, when he retired from that position. Mr. Feehan served as Cash America’s president and chief operating officer from January 1990 until February 2000, except that he served as chairman and co-chief executive officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of Cash America’s president and chief operating officer. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving as its chief financial officer before becoming president and chief operating officer in 1990. Mr. Feehan currently serves as the chairman at AZZ Inc., a NYSE listed equipment manufacturing company, and Enova International, Inc., an online lending company that was spun off from Cash America in 2014 and is listed on the NYSE, where he has served since 2000 and 2011, respectively.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 2006. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice-chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and chairman at Arlington Asset Investment Corp., a NYSE listed investment company.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. From February 2017 to February 2019, Mr. Faulkner served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). From 2002 to February 2017, Mr. Faulkner served as executive chairman of the board of directors of Global Energy Development PLC, an international oil and gas exploration company, quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (ASE: HKNI) from 1982 to 2017, chairman from 1991 to 2003 and president and chief executive officer of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation (NYSE), was an independent energy company.

Paula K. Garrett was appointed to the Board of Directors in January of 2021. Ms. Garrett serves as the vice president of finance, operations and information system technology for the Latin America region of Mary Kay, Inc., a position she has held since 2005. In this role, she leads the financial, operational, technology and other market development functions for all of Mary Kay’s Latin America markets, which include Mexico, Brazil, Argentina, Uruguay, Colombia and Peru. Mary Kay is a multibillion-dollar direct selling beauty company with millions of independent sales force members in nearly 40 markets worldwide. From 1999 to 2004, Ms. Garrett previously held roles at Mary Kay as region controller, Latin America and internal audit project manager. Ms. Garrett’s employment experience also includes service as internal audit manager of Oryx Energy Company from 1998 to 1999 and experience in a progression of accounting and internal audit positions from 1984 to 1998.

James H. Graves has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 1996. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of financial strategy for DeviceFidelity, Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice-chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving since 1995, Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving since 2017 and he previously served as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Randel G. Owen was appointed to the Board of Directors in 2009. In March 2018, Mr. Owen was named president and chief executive officer of Global Medical Response, an industry-leading air, ground, specialty and residential fire services and managed medical transportation organization. From July 1999 to March 2018, he previously held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation, a large privately-held healthcare company and national hospital-based physician group, and its predecessor companies including AMR and EmCare. He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the health care industry.

There are no family relationships between any director or executive officers.

Director Terms

The seven directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The directors standing for election at the Annual Meeting are Messrs. Rick L. Wessel and James H. Graves. Mr. Daniel R. Feehan and Ms. Paula K. Garrett will next stand for election in 2022. Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen will next stand for election in 2023.

Required Vote

Proxies will be voted for the election of Messrs. Rick L. Wessel and James H. Graves as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present, in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board of Directors and the entire Board of Directors unanimously recommends a vote “FOR” the election of Messrs. Rick L. Wessel and James H. Graves as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held five meetings during the year ended December 31, 2020. Each director attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. Messrs. Wessel and Feehan attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2020, all of the independent directors (Messrs. Berce, Faulkner, Graves and Owen) served as members of the Audit, Compensation and Nominating and Governance Committees. The chairperson for each committee during 2020 was as follows:
•Audit Committee - Mr. Berce
•Compensation Committee - Mr. Owen for the period from January 1, 2020 to July 20, 2020 and Mr. Graves for the period from July 21, 2020 to December 31, 2020
•Nominating and Corporate Governance Committee - Mr. Graves from January 1, 2020 to July 20, 2020 and Mr. Owen from July 21, 2020 to December 31, 2020

During 2020, each committee member attended, either telephonically or in person, at least 75% of the meetings of their respective committees. During 2020, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings.

Following Ms. Paula K. Garrett’s appointment to the Board of Directors on January 1, 2021, the committees were reconstituted as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	●
Daniel E. Berce	Chair	●
Paula K. Garrett	●
James H. Graves		Chair	●
Randel G. Owen	●		Chair

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit and regulatory compliance functions. The Board of Directors has determined that all members of the Audit Committee qualify as an audit committee financial expert as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which was revised in April 2020. The charter is available to stockholders as described below.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq, the SEC rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

The Board of Directors reviews director compensation on a periodic basis. Such reviews include collecting and analyzing benchmarking information from compensation advisory firms regarding the amount and structure of the Company’s director compensation as compared to its peers. The Board of Directors determined the compensation for independent directors for 2020 would be structured as follows:
•Annual cash compensation of $100,000, paid in quarterly installments of $25,000
•A grant of 1,343 restricted stock units, valued at $114,061 on the date of grant, January 28, 2020, which fully vested on December 31, 2020
•Supplemental annual cash payments of $25,000 to the lead independent director, $25,000 to the Audit Committee chairman, $20,000 to the Compensation Committee chairman and $15,000 to the Nominating and Corporate Governance Committee chairman. All amounts are paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s independent directors with those of stockholders. Based upon benchmark data of the Company’s 2020 Peer Group (as discussed in the “Compensation Discussions and Analysis”), the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the 2020 Peer Group.

For the year ended December 31, 2020, the independent directors received compensation for service as a director as described above. There are no supplemental payments for attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Feehan is described below and the compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table presents information regarding the compensation paid to the independent directors and to Mr. Feehan for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash $	Stock Awards $	All Other Compensation $	Total $
Daniel E. Berce	125,000	114,061	—	239,061
Mikel D. Faulkner	125,000	114,061	—	239,061
James H. Graves	117,500	114,061	—	231,561
Randel G. Owen	117,500	114,061	—	231,561
Daniel R. Feehan (1)	—	—	300,000	300,000

(1)    Mr. Feehan currently serves as the chairman of the Board of Directors of the Company. Mr. Feehan also served in 2020 as a non-executive employee of the Company pursuant to an employment agreement dated January 28, 2020, which is filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 3, 2020. For a description of Mr. Feehan’s current employment agreement, see “Feehan Employment Agreement” below. The compensation reported represents his salary during the year ended December 31, 2020. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health, welfare and retirement benefit plans, which are generally available to all employees.

For 2021, the compensation structure and amounts for the independent directors and Mr. Feehan will remain the same as 2020.

Feehan Employment Agreement

In January of 2020, the Company’s chairman of the Board of Directors, Mr. Feehan, entered into a new employment agreement with the Company. The agreement, which was effective January 1, 2020 and ends on December 31, 2023, provides Mr. Feehan an annual salary of $300,000 and the right to participate in all of the Company’s savings, retirement and welfare benefit plans available to other employees of the Company. Mr. Feehan is not entitled to bonuses, equity grants or other director compensation under this agreement.

The agreement provides that if Mr. Feehan’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement), Mr. Feehan would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) his salary in effect as of the termination. He would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of health and welfare benefit coverage multiplied by 24.

The agreement prohibits Mr. Feehan from competing with the Company during the employment term and for a period of 24 months following termination of employment. Mr. Feehan is also prohibited from soliciting customers of the Company and from recruiting Company employees during this period.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Business Conduct and Ethics on its website in accordance with applicable Nasdaq and SEC requirements. Copies of the Company’s Code of Business Conduct and Ethics are also available, free of charge, by submitting a written request to FirstCash, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company adopted a stock ownership guideline for non-employee directors which became effective beginning in 2017. The guideline calls for stock ownership (including the value of non-vested restricted stock units “RSU’s”) having a value equal to five times each director’s annual cash retainer with a five-year accumulation period to fully comply with the guideline once a director becomes subject to the guideline. As of April 12, 2021, all five independent directors have either met the ownership guideline or have additional time to meet the guideline. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline. While the guidelines do not apply to employee directors, the current stock ownership of the two employee directors would meet the guidelines if calculated at five times their annual salary as an employee of the Company.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of Nasdaq), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the stockholder vote and shall disclose the reasons therefore. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com.

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Wessel and Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks and cybersecurity, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:
•The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of revenue and earnings metrics. The metrics are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period tied to the achievement of long-term earnings metrics and store growth targets. Beginning in 2020, the Company added a three-year cumulative relative total shareholder return (“TSR”) metric to its long-term incentive plan and, beginning in 2021, added a one-year relative TSR metric to its annual incentive plan. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.
•Because earnings targets, such as adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, are significant performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.
•The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock units granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of stock grants.
•The Company’s incentive compensation programs have utilized meaningful earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk taking.
•The Company believes the use of distinct long-term incentive plans, primarily restricted stock unit awards, with performance-based vesting over three years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s executive officers with those of its stockholders. The addition of relative TSR performance metrics provides even further alignment with shareholders.
•The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Mr. Feehan serves as chairman of the Board of Directors, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the Board of Directors. In addition, Mr. Faulkner serves as the lead independent director, serving as a liaison between the independent directors and management, chairing executive sessions of the non-management and independent directors and consulting with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.
In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board of Directors and such other factors as it deems appropriate, including:
•The extent of the candidate’s educational, business, non-profit or professional acumen and experience;
•Whether the candidate assists in achieving a mix of board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;
•Whether the candidate meets the independence requirements established by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines;
•Whether the candidate has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business;
•Whether the candidate would be considered a “financial expert” or “financially sophisticated” as defined by Nasdaq or applicable law;
•Whether the candidate, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a board member; and
•Whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional and personal backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. The Board considers gender, race, nationality, language skills and other personal characteristics in this process and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

In this regard, the Board of Directors and the Nominating and Corporate Governance Committee are committed to including highly qualified women and individuals from minority groups in the pool of new candidates for membership. During 2020, the Nominating and Corporate Governance worked to identify female candidates to serve on the Board of Directors. As a result of these efforts, the Nominating and Corporate Governance Committee identified a highly qualified female candidate, Ms. Paula Garrett, for consideration as a director. Based on the recommendation of the Nominating and Corporate Governance Committee and the unanimous approval of the full Board of Directors, Ms. Garrett was added to the Board of Directors effective January 1, 2021. The Company’s Board of Directors continues to recognize that it could benefit from adding an additional highly qualified female and/or minority candidate.

The Company’s Board of Directors is currently composed of well qualified directors, and each director has the requisite experience, skills and characteristics to serve on the board. Among, or in addition to, the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:
•Mr. Feehan, the Company’s chairman, brings over 35 years of experience as a director, chief executive officer and chief financial officer with Cash America and a deep understanding of the pawn industry and the legacy Cash America business.
•Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 25 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board of Directors.

•Mr. Berce brings broad senior executive leadership with significant experience in the consumer finance industry, and functional expertise in corporate finance and accounting, together with service on other public company boards of directors, including Cash America.
•Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in Latin America.
•Ms. Garrett brings broad senior executive leadership experience along with exceptional functional business experience in Latin America.
•Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.
•Mr. Owen brings broad senior executive leadership and financial experience with private and public companies, and functional expertise in corporate finance and accounting.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s corporate secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The corporate secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors, or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The corporate secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in April 2020, meet or exceed the listing standards adopted by Nasdaq and are posted on the Investor Relations page of the Company’s website, investors.firstcash.com, and are also available in print upon request to the Company’s corporate secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 12, 2021, the number and percentage of outstanding shares of Common Stock owned by: (i) each of the Company’s directors or director nominees; (ii) the named executive officers as defined in Item 402 of Regulation S-K; and (iii) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or RSUs Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel E. Berce	18,415		692	(2)	19,107	*
Mikel D. Faulkner	7,620		692	(2)	8,312	*
Daniel R. Feehan	53,269		—		53,269	*
Paula K. Garrett	—		692	(2)	692	*
James H. Graves	22,615		692	(2)	23,307	*
Randel G. Owen	5,920		692	(2)	6,612	*

Executive officers:
Rick L. Wessel (also a Director)	801,100		—		801,100	1.95%
T. Brent Stuart	42,620		—		42,620	*
R. Douglas Orr	153,228	(3)	—		153,228	*
Raul R. Ramos	7,740		—		7,740	*
Anna M. Alvarado	6,822		—		6,822	*

Executive officers and directors as a group
(11 persons, including the nominees for director)	1,119,349		3,460		1,122,809	2.74%

(1)    Based on 41,027,426 shares of Common Stock issued and outstanding as of April 12, 2021.

(2)    Reflects a pro rata portion of unvested restricted stock units that would become vested and convert to shares of Common Stock upon termination of service as a director by reason of retirement.

(3)    Includes 52,500 shares held by a family limited partnership and 38,801 shares held by a spousal trust.

*    Ownership percentage is less than 1%

Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 12, 2021:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	4,821,724	(2)	11.75%
55 East 52nd Street New York, NY 10055
FMR LLC	4,512,514	(3)	11.00%
245 Summer Street Boston, MA 02210
The Vanguard Group	3,622,898	(4)	8.83%
100 Vanguard Boulevard Malvern, PA 19355
EARNEST Partners, LLC	2,519,301	(5)	6.14%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
William Blair Investment Management, LLC	2,343,115	(6)	5.71%
150 North Riverside Plaza Chicago, IL 60606

(1)    Based on 41,027,426 shares of Common Stock issued and outstanding as of April 12, 2021.

(2)    This information is based on a Schedule 13G/A filed with the SEC on January 27, 2021. BlackRock, Inc. reports that it has sole voting power over 4,726,780 shares of Common Stock and sole dispositive power over 4,821,724 shares of Common Stock beneficially owned.

(3)    This information is based on a Schedule 13G/A filed with the SEC on January 11, 2021. FMR LLC reports that it has sole voting power over 1,265,066 shares of Common Stock and sole dispositive power over 4,512,514 shares of Common Stock beneficially owned.

(4)    This information is based on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group reports that it has sole dispositive power of 3,495,933 shares of Common Stock, shared dispositive power over 126,965 shares of Common Stock and shared voting power over 94,435 shares of Common Stock beneficially owned.

(5)    This information is based on a Schedule 13G/A filed with the SEC on February 16, 2021. EARNEST Partners, LLC reports that it has sole voting power over 1,766,387 shares of Common Stock and sole dispositive power over 2,519,301 shares of Common Stock beneficially owned.

(5)    This information is based on a Schedule 13G/A filed with the SEC on February 11, 2021. Williams Blair Investment Management, LLC reports that it has sole voting power over 2,056,143 shares of Common Stock and sole dispositive power over 2,343,115 shares of Common Stock beneficially owned.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Messrs. Berce, Faulkner, Graves and Owen served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant, and in which any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members), had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2020. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee met privately with RSM, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

By the Audit Committee:
Daniel E. Berce
Paula K. Garrett
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2021. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and has audited the Company’s consolidated financial statements for the five most recent years ended December 31, 2020.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company for the years ended December 31, 2020 and December 31, 2019, respectively, were as follows:

	2020	2019
Services Provided:
Audit fees	$768,025	$781,666
Audit related fees	61,900	—
Tax fees	—	—
All other fees	—	—
Total	$829,925	$781,666

The audit fees for the years ended December 31, 2020 and 2019 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings. The audit related fees for 2020 relate to services provided in connection with the Company’s 2020 senior notes offering.

Audit Committee Pre-Approval Policies and Procedures

The 2020 and 2019 audit services provided by RSM were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2021, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year, it is contemplated that the appointment for the year ending December 31, 2021 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2021. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under compensation plans as of December 31, 2020.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	383,000 (1)	$38.00 (2)	3,395,000 (3)

Equity compensation plans not approved by security holders	—	—	—
Total	383,000	$38.00	3,395,000

(1)Amount reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options and restricted stock units (assuming the performance goals with respect to performance-based restricted stock units are achieved at maximum levels).

(2)Includes the exercise price of outstanding options only as outstanding restricted stock unit awards do not have an exercise price.

(3)    Reflects shares available for issuance pursuant to the Company’s 2019 Long-Term Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	62	Vice-Chairman of the Board and Chief Executive Officer (“CEO”)
T. Brent Stuart	51	President and Chief Operating Officer (“COO”)
R. Douglas Orr	60	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	55	Senior Vice President, Latin American Operations
Anna M. Alvarado	42	General Counsel

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006 and has been a director since November 1992 and the vice-chairman of the board of directors since September 2016. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010, secretary and treasurer of the Company from May 1992 to November 2006, and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015, and served as Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to lead the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president, Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Anna M. Alvarado joined the Company in 2011 as Associate General Counsel and was promoted to General Counsel in January 2015. Ms. Alvarado leads and directs all aspects of the Company’s legal matters, including government relations in both the U.S. and Latin America. Before joining the Company, she had five years of experience as a trial and litigation attorney with two firms based in Texas. Ms. Alvarado is licensed by the State Bar of Texas and holds a doctors of jurisprudence (JD) and a M.B.A. Before a career in law, she was employed as an accountant.

The current executive officers of the Company have significant tenure with the Company and pawn or related industries. The following table summarizes the experience of the executive officers:

	Years of Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	29		29
T. Brent Stuart, COO	12	(1)	28
R. Douglas Orr, CFO	18		18
Raul R. Ramos, SVP Latin American Operations	28		33
Anna M. Alvarado, General Counsel	9		9

(1)    Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview

The goal for the FirstCash executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The overriding compensation philosophy of the Company is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The specific objectives of the Company’s compensation programs include:
•Linking Company performance with executive compensation, while not encouraging excessive risk-taking.
•Balancing short- and long-term Company performance with a weighting towards long-term performance.
•Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The long-term strategy and business plans of FirstCash are focused on growing revenues and income by opening new pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores. The Company believes the successful execution of these strategies will drive long-term growth in stockholder returns.

The Compensation Committee and the Board of Directors continually review and improve its pay practices for its executive officers (who are referred to in this Proxy Statement as the “named executive officers,” or “NEOs”) to ensure they reward and drive superior performance and align with stockholders’ interests. The Company’s named executive officers for 2020 include:

•	Rick L. Wessel	Vice-Chairman of the Board and Chief Executive Officer (CEO)
•	T. Brent Stuart	President and Chief Operating Officer (COO)
•	R. Douglas Orr	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (CFO)
•	Raul R. Ramos	SVP Latin American Operations
•	Anna M. Alvarado	General Counsel

Executive Summary of 2020 Compensation Results

2020 Operating Results, Including Impact of COVID-19

The effects of COVID-19 significantly impacted the Company’s operations and earnings results in both the U.S. and Latin America due to quarantines, shelter-in-place and other orders mandating non-essential business closures, travel restrictions and other measures taken in an effort to reduce the spread of COVID-19. Beginning in the second quarter, in the context of significantly reduced levels of consumer spending, unprecedented levels of government response to the pandemic were undertaken, primarily in the U.S., through direct stimulus payments, enhanced unemployment benefits and forbearance programs in an effort to mitigate the economic impact of the pandemic on consumers.

While resulting pawn loans outstanding decreased by approximately 40% in the U.S. and 36% in Latin America during the second quarter of 2020, the Company was able to keep its stores operating in most markets and remained highly liquid and profitable during the year. Nonetheless, the impact of COVID-19 on pawn lending activity, inventory levels and general business operations caused a significant reduction in most financial/operational metrics during 2020.

The following table presents selected operating results for 2020 compared to 2019 (dollars in thousands, except per share amounts and store counts).

	2020	2019	Decrease
Revenue	$1,631,284	$1,864,439	(13)%
Net income	$106,579	$164,618	(35)%
Adjusted net income	$125,153	$167,900	(25)%
Diluted earnings per share	$2.56	$3.81	(33)%
Adjusted diluted earnings per share	$3.01	$3.89	(23)%
EBITDA	$213,608	$299,495	(29)%
Adjusted EBITDA	$236,974	$303,782	(22)%
New store openings	75	89	(16)%

The impact of COVID-19 on the Company’s operating results, including pawn lending activity and retail sales, are more fully described in the “2020 Operating Results” section below. The magnitude of these results on revenue and earnings significantly impacted attainment of the performance-based elements of compensation plans established in early 2020 and in prior years for the senior executive officers as more fully described below.

Impact of COVID-19 on Operations

The impact of COVID-19 significantly changed the priorities of the Company as management quickly directed its focus to the safety of its customers and employees, along with other resilience initiatives necessary to operate and support the business during the pandemic. Specific initiatives and efforts included:
•Implementing enhanced safety protocols in all store locations and corporate offices to protect employees and customers.
•Maintaining essential service designations from governmental entities to provide customers uninterrupted access to cash through pawn transactions and allow immediate return of redeemed collateral.
•Providing individuals and businesses with critical home office and remote learning equipment such as laptops, tablets and monitors while also providing customers immediate access to a wide array of in-demand “stay-at-home” products, such as televisions, gaming systems, remodeling tools and sporting goods.
•Rapidly adapting store operations to meet changing customer needs and priorities over the course of the year, including providing loan forbearance for customers impacted by COVID-19.
•Providing enhanced compensation and benefits for store employees for the extra effort required to continue to serve customers in the midst of the pandemic.
•Quickly implementing enhanced remote work and collaboration capabilities for corporate and field management employees in order to maintain full support of store operations.
•Implementing cost reductions in order to maintain profitability despite significant revenue contraction due to the pandemic.
•Maintaining ample short-term liquidity and working capital to support employees and meet customer needs.

At the same time, management remained committed in 2020 to the long-term strategic health and growth of the Company by:
•Focusing on talent retention by not laying off or furloughing any employees in the U.S. and minimal layoffs in Latin America, while continuing to hire and provide training programs in both regions.
•Continuing to invest in new store openings and acquisitions.
•Investing in significant corporate office and data center remodeling projects, in both the U.S. and Mexico, in order to improve the Company’s technology infrastructures and employee working environments.
•Refinancing and amending long-term credit facilities to enhance liquidity, extend term, lower costs and improve covenant structure to facilitate continued investment in new stores and acquisitions.
•Maintaining cash dividends to shareholders at the existing, pre-pandemic level.
•Providing increased shareholder communications and outreach over the course of pandemic.

The Company believes its employees did an outstanding job navigating the challenges of the pandemic and their success can be seen in the Company’s ability to continue serving customers while maintaining strong liquidity, continued profitability and store growth despite the impacts of the pandemic.

Impact of COVID-19 on 2020 Compensation

As further described below, COVID-19 had a significant impact on the Company’s 2020 operating results, including the compensation of the senior executive team. Despite the challenges, the Company was able to maintain full employment and compensation in 2020 for its front-line store level, operational management and corporate employees.

Management made specific staffing and compensation decisions early in the pandemic. These decisions and resulting outcomes, which impacted all store associates, store managers, operations management and non-executive corporate staff during 2020, included the following:
•Provided uninterrupted employment and pay for all eligible U.S. and Mexico employees during the pandemic
•Maintained all employee benefit plans, including matching contributions to the Company’s 401(k) plan
•Provided enhanced sick leave and medical benefits related to COVID-19
•Provided normal cost of living and merit pay increases throughout 2020
•For store employees and operations management:
◦Made frequent mid-cycle adjustments to quarterly incentive and bonus plans throughout 2020 to ensure payout levels at or, in most cases, above normalized payout levels
◦Resulting average per employee incentive program and bonus payouts for 2020 exceeded 2019 results by approximately 26%
•For all corporate employees other than the CEO, COO and CFO, salaries were maintained at normal levels in 2020 and year-end bonuses remained at least equal to amounts paid in 2019

The Company believes these early decisions were important for maintaining employee morale, motivation and retention during 2020.

In contrast, compensation decisions for the named executive officers were generally deferred until the Company and the Compensation Committee could more fully assess the full-year impact of COVID-19 on the business and senior management’s responsiveness in navigating the challenges of 2020. While the Compensation Committee believes senior management demonstrated significant responsiveness and resiliency in 2020, given the impact on the Company’s operating results and shareholder returns, resulting compensation of the three senior executive officers was significantly reduced in 2020 compared to prior years, and demonstrated proper alignment between pay and performance.

The impact of COVID-19 on 2020 and 2021 compensation for the three senior executive officers included the following:
•Short-term incentive compensation from the 2020 annual performance incentive program (“APIP”) was below target payouts and decreased 30% for the CEO, 21% for the COO and 22% for the CFO compared to 2019 payouts.
•Despite the negative impact on 2020 performance due to COVID-19, performance targets for equity awards under the long-term incentive program (“LTIP”) granted in 2018 and 2019, which had measurement periods that included 2020 results, were not reduced or otherwise modified by the Compensation Committee.
•While the original 2020 LTIP award granted in January of 2020 was subsequently cancelled and replaced with a new award later in 2020, the considered value of the target compensation from the 2020 replacement award was reduced 17% compared to the original 2020 award.
•The replacement 2020 LTIP award remained 100% performance-based and added a relative TSR metric with a full three-year performance period to further link compensation payouts to shareholder returns. The relative TSR metric is included in the 2021 LTIP, as well.
•While salaries for the CEO, COO and CFO were increased by 3% annually at the beginning of 2020, an action taken prior to the onset of the COVID-19 pandemic, salaries and target APIP awards for 2021 were not increased for the CEO, COO and CFO.

Overall Conclusions

The onset of the COVID-19 pandemic was an unprecedented event whose unexpected impacts were well beyond the control of FirstCash’s senior executive team. However, the Compensation Committee believed the senior executives had a responsibility to effectively manage the Company through the pandemic with the goal of preserving the Company’s operations, safeguarding its employees and customers and positioning the Company so it could thrive and resume the growth and profitability path it had been on over many years prior to the pandemic.

As 2020 progressed, the Board of Directors and the Compensation Committee were engaged with the senior management team as they worked toward the objectives described above. While expected results in 2021 will continue to be impacted by the pandemic, the Compensation Committee believes the Company is well positioned to regain the ongoing growth and profitability expected by shareholders. The Compensation Committee believes the actions undertaken and outcomes achieved in 2020 by the senior executive team were valuable and should be rewarded appropriately.

The 2020 APIP and the 2020-2022 LTIP were originally designed for a company operating in normal business circumstances and not operating in a pandemic mode brought on by COVID-19. The original targets and plan designs would have resulted in no payouts for the senior management team under both the APIP and the LTIP award plans established in January of 2020. However, because the actions undertaken by the senior management team were critical for the Company’s ability to maintain its operations and fully recover in the future, the Compensation Committee determined that payouts for the 2020 APIP and providing for potential future payouts for the 2020-2022 LTIP were appropriate outcomes.

As a result, the Compensation Committee exercised rare, but permitted discretion to provide a payout under the 2020 APIP in an objective manner based on a wide range of resilience factors and replaced the original 2020-2022 LTIP with a new 100% performance-based replacement award, which provides a meaningful and appropriate opportunity for a payout at the conclusion of the associated performance period. Both redesigned programs reflect payouts/potential payouts below the original programs, which illustrates how the Compensation Committee struck a balance between the desire to reward the senior executives for good performance in unusual and strenuous circumstances and the desire to align such incentive arrangements with the interests of shareholders.

These decisions and impacts on compensation are discussed in more detail in the appropriate sections below.

2020 Operating Results

Impact of COVID-19 on Operating Results

The onset of COVID-19 in March 2020 in the U.S. and shortly thereafter in Latin America significantly impacted the Company’s operations and earnings results. Most countries, states and other local government officials reacted by instituting quarantines, shelter-in-place and other orders mandating non-essential business closures, travel restrictions and other measures in an effort to reduce the spread of COVID-19. The measures significantly reduced normal levels of consumer spending, and combined with broad-based stimulus programs and enhanced unemployment benefits in the U.S., provided significant and unprecedented liquidity to many of the Company’s customers, which greatly suppressed normal demand for pawn loans.

Pawn Lending

The combined impacts of reduced consumer spending due to the broad lockdowns, forbearance programs, direct stimulus payments and enhanced unemployment benefits significantly increased customer liquidity in the second quarter. This resulted in a significant decrease in pawn lending activities as customers paid off existing pawn loans and originations of new pawn loans declined sharply. As the broad shutdowns in response to COVID-19 began to ease in the later part of the second quarter, pawn lending activity began to slowly recover throughout the remainder of 2020. Even so, resulting pawn balances at December 31, 2020 were still down 17% compared to the prior-year end. Resulting pawn loan fees were negatively impacted during the second, third and fourth quarters of 2020 as a result of the lower pawn loan balances at the beginning of each quarter with total pawn fees in 2020 declining 19%. The charts below detail the impact of COVID-19 on pawn loan balances and pawn fee revenues:

Retail Sales

The Company’s retail sales in 2020 were impacted by COVD-19 as well. In most markets where the Company operates, pawnshops were designated as “essential businesses” and remained open during the broad shutdowns in response to COVID-19. As a result, retail sales during the second quarter were higher than in the prior-year quarter, with strong customer demand for “stay-at-home” products such as consumer electronics and sporting goods. However, the increased retail volumes and less forfeited inventory from lower pawn receivables negatively impacted inventory balances in the second half of the year which negatively impacted retail sales during the third and fourth quarters. For the full year, total retail sales declined 9% compared to the prior year. The charts below detail inventory balances and retail sales over the past eight quarters and the percentage change over the respective prior-year quarter:

Partially offsetting the decline in retail sales was an increase in retail sales margin, which was primarily a result of continued retail demand for pre-owned merchandise, increased buying of merchandise directly from customers and lower levels of aged inventory, all of which limited the need for normal discounting.

The Company was also able to realize significant cost savings in the second half of 2020, primarily by reduced staffing levels achieved through attrition and limiting store operating hours. Additional savings were realized through significantly reduced travel expenses, lower variable compensation costs for senior management and other initiatives.

Please refer to the Company’s 2020 Annual Report on Form 10-K for further information about the impact of COVID-19 on the Company.

Summary of 2020 Key Performance Measures

The Company has a long history of consistent revenue and earnings growth, with declines in 2020 almost exclusively due to the impact of COVID-19. The following charts detail key performance metrics, many of which are utilized as measures in the Company’s performance-based compensation plans for its senior executive officers:
*     Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Despite the significant decline in revenues and profitability in 2020 due to COVID-19, the Company still achieved substantial profitability outcomes, earning more than $300 million in segment pre-tax operating income, net income greater than $100 million and adjusted EBITDA of nearly $240 million. Such profit levels gave the Company the ability to protect its employees and customers, provide ongoing essential services and strengthen the Company for the long-term once the impact of COVID-19 dissipates.

Store Openings

While the Company added 137 stores in 2020 and reached a total store count of almost 2,750 locations, COVD-19 reduced the pace of new store openings and store count growth compared to prior years given numerous logistical challenges it presented during the year. In addition, the Company made the strategic decision to exit the consumer lending business in 2020, which resulted in higher than normal store closure levels and limited the net increase in the store count in 2020. The charts below detail store additions and total store count over the past four years:
Balance Sheet and Cash Flows

Despite the impacts of the pandemic, the Company’s balance sheet and cash flows remained strong during 2020. In August 2020, the Company refinanced its senior notes at a significantly lower interest rate while extending the maturity from 2024 to 2028. Even with the store openings, acquisitions and share repurchases during 2020, the Company reduced year-end net debt outstanding by $31 million compared to a year ago. The Company believes its balance sheet and cash flows can support the expected further recovery in pawn loans and inventories and fund continued store growth, while also maintaining its dividend and stock repurchase programs.

In summary, the Company focused first on employee and customer safety during 2020 and made it a priority to retain the skilled workforce necessary to support the business as it recovers. Management gained significant experience in managing the business through the challenges of the COVID-19 pandemic. It learned how to operate the business more efficiently in many ways, such as operating with reduced, but faster turning inventories, which generated higher gross retail margins. Additionally, management focused on optimizing both store and corporate operating costs from which it will continue to realize savings and maintain higher long-term profit margins as a result of these initiatives.

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent compensation advisory firm, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under Nasdaq listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and considers them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2020 peer group (“2020 Peer Group”) discussed below and made recommendations on revising the target amounts and maximum payouts under the proposed 2020 annual cash and equity-based incentive plans and also provided recommendations on the performance metrics included in the 2020 incentive plans. Additionally, Pay Governance presented periodic updates on trends and developments across the executive compensation landscape to management and the Compensation Committee.

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee, providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in discussions and decisions about his own compensation.

Peer Group Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the pawn, specialty consumer finance and specialty retail industries. All of the peer companies are within a range of market cap and revenue size similar to the Company. In determining compensation for its NEOs, each element of its compensation program is compared against the published compensation data of its 2020 Peer Group and other compensation surveys. The Compensation Committee, while mindful of this peer group and survey data, has not established a specific range of compensation for any element of pay from the peer group, but instead uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Compensation Committee engaged Pay Governance to help construct the 2020 Peer Group in late 2019 and early 2020. The following specific factors, among other things, were considered during the construction of the 2020 Peer Group:
•Market capitalization
•Revenue
•Geographic footprint (specifically with international operations in Latin America)
•Customer base (specifically serving value-conscious retail consumers and/or credit-challenged borrowers)
•Regulatory environment (specifically in highly regulated pawn, consumer finance and other financial services industries)

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group. Accordingly, the 2020 Peer Group is constructed with input from Pay Governance using a broader group of companies which are generally indicative of the underbanked, cash-constrained and value-conscious retail consumer that make up the majority of the Company’s customer base and which are also aligned with the increasing size and complexity of the organization. The Compensation Committee used the 2020 Peer Group to benchmark executive and director compensation levels and practices.

The Compensation Committee established the following group of peer companies for benchmarking compensation for 2020:

2020 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Latin America

Consumer Finance and Related Service Companies:
Credit Acceptance Corporation	Specialty consumer finance	United States
Encore Capital Group, Inc.	Specialty consumer services	Worldwide (including Latin America)
Green Dot Corporation	Specialty consumer finance	United States
H&R Block, Inc.	Specialty consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer services	United States, Canada, Europe

Retail and Related Consumer Companies:
Aaron’s, Inc.	Specialty retail/consumer finance	United States, Canada
Big Lots, Inc.	Specialty retail	United States
Cinemark Holdings, Inc.	Consumer entertainment	United States, Latin America
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Rent-A-Center, Inc.	Specialty retail/consumer finance	United States, Canada, Latin America, Puerto Rico
Sally Beauty Holdings, Inc.	Specialty retail	North America, Latin America, Europe
Six Flags Entertainment Corporation	Consumer entertainment	United States, Latin America, Canada

The Compensation Committee, with the assistance of Pay Governance, reviewed the composition of the 2020 Peer Group. As a result of the review, Rent-A-Center, Inc. and Six Flags Entertainment Corporation were added, while Conn’s, Inc. was removed in order to more closely align the Company’s 2020 Peer Group with that of the U.S. proxy advisory organizations.

The following table, based on data compiled by Pay Governance as of December 31, 2019, shows a comparison of FirstCash’s market cap, revenues, assets and relative percentile rank to the 2020 Peer Group (dollars in millions):

	2020 Peer Group Median	FirstCash	FirstCash Percentile of 2020 Peer Group
Market cap	$2,125	$3,441	56th
Revenues	$2,670	$1,864	45th
Assets	$2,883	$2,439	42nd

2020 Say on Pay Vote and Shareholder Dialogue

At the Company’s 2020 Annual Meeting of Stockholders, the stockholders approved the 2019 compensation of the NEOs with 96% of the votes cast in favor of the Company’s compensation programs. The Company’s senior executives meet regularly with significant stockholders, and during 2020 did not receive substantive comments or inquiries regarding concerns around the compensation programs. Given the strong stockholder support for the Company’s compensation programs evidenced by the 2020 say on pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Elements of Compensation

The Company’s principal focus is on total direct compensation, which includes a smaller guaranteed portion and a larger at-risk portion. The types of compensation paid to the NEOs currently consists of salary, annual performance-based cash incentives for the CEO, COO and CFO, annual cash bonuses for NEOs other than the CEO, COO and CFO, and long-term incentive compensation (primarily in the form of performance-based restricted stock units as well as time-based restricted stock units for NEOs other than the CEO, COO and CFO). The following table summarizes the key elements of compensation in 2020 for the CEO, COO and CFO:

	Salary	Annual Performance Incentive Program (“APIP”)	Long-Term Incentive Program (“LTIP”)
Form of compensation	Cash	Cash	Equity — Performance-Based Restricted Stock
Type	Fixed	Performance-based	Performance-based
Purpose	Fixed pay	Drive short-term financial performance and growth	Drive long-term growth, align management interests with those of stockholders and promote retention
Performance period	Ongoing	1 year	3 years
Performance measures	N/A	• Adjusted earnings per share • Adjusted EBITDA • Net revenue growth	• Adjusted net income • Store growth • Relative shareholder return
Performance determination	Based in part on individual performance, experience and expertise	Formulaic	Formulaic

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s NEOs is in the form of at-risk variable compensation. All annual cash awards and the majority of equity awards are variable under objective, performance-based plans with the only significant element of fixed compensation being the NEO’s salary. The Company does not provide for other supplemental retirement plans or other non-qualified plans, which are typically not performance-based. Accordingly, the Company believes the pay mix for the NEOs appropriately aligns their interests with those of its stockholders.

The mix of compensation elements at target award levels for the CEO used in 2020 is as follows:

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All 2020 annual and long-term incentive programs for the top three executives are 100% performance-based	Does not provide for annual cash incentive compensation payouts based on a single performance metric, reducing compensation program risk as a result
Pays senior executives’ salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary or target incentive award increases for the top three senior executives
Provides annual cash incentive awards which are tied directly to Company performance based primarily on revenue and earnings-based metrics	Does not normally contemplate discretionary cash awards to the top three senior executives but does recognize there may be situations when discretion can and should be exercised in the context of unusual and unanticipated circumstances
Provides annual grants of long-term performance-based equity awards based on attainment of cumulative long-term growth targets for net income and store additions along with relative total shareholder returns

Equity awards are forfeited if the executive leaves the Company voluntarily or is terminated for cause before the vesting date, which is generally three years from the date of grant for the senior executives	Does not allow repricing of underwater stock options without stockholder approval

Does not dilute the Company’s stockholders with excessive equity grants to employees. The Company’s 2020 “burn rate,” or stock awards granted (assuming achievement of target award) as a percentage of the weighted-average common shares outstanding, was 0.35%
Change in control provisions for the senior executive officers have "double trigger" severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two-year non-compete and non-solicitation agreement
Does not provide for “single-trigger” severance upon a change in control or excise tax gross up protection for executives in connection with a change in control
Caps the maximum annual incentive award and long-term performance award for the top three executives and provides minimum performance thresholds below which no incentive awards are granted, serving to manage compensation program risk
Does not provide for automatic minimum payout awards for annual or long-term performance awards
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs under certain circumstances
Does not encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies
Provides that NEOs and directors are subject to robust stock ownership guidelines	Does not permit hedging of Company stock

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise. In setting the CEO’s salary in particular, the Compensation Committee believes Mr. Wessel’s long tenure with the Company and the significant complexity of operating over 2,700 pawn locations in five countries warrants a salary above the median for the peer group.

Annual salary increases, typically determined in January of each year, are not guaranteed. Salary increases, if any, take into account factors such as the executive’s performance against job expectations, changes in the market, increased job responsibilities and experience.

The following table details each NEO’s salary amounts for 2020, 2019 and 2018:

	2020		2019		2018
NEO	Base Salary	% Change Over Prior-Year Period	Base Salary	% Change Over Prior-Year Period	Base Salary
Rick L. Wessel, CEO	$1,210,250	3%	$1,175,000	—%	$1,175,000
T. Brent Stuart, COO	746,750	3%	725,000	—%	725,000
R. Douglas Orr, CFO	695,250	3%	675,000	—%	675,000
Raul R. Ramos, SVP Latin American Operations	454,230	3%	441,000	5%	420,000
Anna M. Alvarado, General Counsel	540,750	3%	525,000	5%	500,000

The 2020 salary increases were made in January 2020, prior to the impact of COVID-19. The CEO, COO and CFO did not receive salary increases for 2021.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Program

The CEO, COO and the CFO are granted opportunities to earn annual incentive compensation through the APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee, based on specified objective performance measures. The performance targets are established by the Compensation Committee using the annual operating plan, inclusive of estimated stock repurchases, prepared by management and reviewed and approved by the Board of Directors at the beginning of each year. The Company’s level of achievement of the performance goals set forth in the annual operating plan will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO.

The APIP performance measures and goals are reviewed and approved annually by the Compensation Committee and are designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage of their respective salary, which remained consistent with prior year at 300% for the CEO and 200% for the COO and CFO. The range of percentages for each participating NEO are based on the scope of the officer’s responsibilities, internal pay equity among participating NEOs with similar responsibilities and competitive considerations, and are reviewed annually by the Compensation Committee.

In January 2020, the Compensation Committee established the following performance measures and weightings for the 2020 APIP:

Performance Measure	Weight
Adjusted diluted earnings per share	40%
Adjusted EBITDA	40%
Growth in Latin America operations segment net revenue (on a constant currency basis)	20%

The Compensation Committee believes the nature and weighting of the performance measures should provide an appropriate mix of short-term targets directed primarily at earnings growth:
•The adjusted earnings per share performance measure represents the performance metric which the Compensation Committee believes most impacts stockholder returns over a one-year period.
•The adjusted EBITDA performance measure is also focused on the achievement of earnings growth, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in a pure measure of operating profitability.
•The growth in Latin America net revenue performance measure is focused on growth in what the Company believes is its most significant and key growth market, and where it has focused much of its store opening and acquisition activity.

The following table sets forth the threshold, target and maximum performance goals for each performance measure and the actual performance achieved during 2020:

	2020 Performance Range			2020 Actual Performance
Performance Measure	Threshold	Target	Maximum
Adjusted diluted earnings per share	$3.90	$4.15	$4.40	$3.01
Adjusted EBITDA	$300,415	$314,944	$329,473	$236,974
Percentage growth (decrease) in Latin America operations segment net revenue (constant currency)	7.0%	9.5%	12.0%	(8.0)%

The significant impact of COVID-19 on the Company’s business, as described in the 2020 Operating Results section above, resulted in the Company failing to achieve threshold performance levels for the year under all three performance measures of the 2020 APIP.

Actions Taken By The Compensation Committee Related to the APIP

By the end of the second quarter of 2020, it was apparent the Company would fail to achieve any of the threshold performance levels under the 2020 APIP. Given the uncertainty and instability caused by COVID-19 and the difficulty in predicting the impact on the Company’s business for the remainder of 2020, the Compensation Committee believed it was impractical to attempt a mid-year revision to the APIP performance measures, weightings or goals. Instead, the Compensation Committee, along with its advisor, Pay Governance, began developing a comprehensive scorecard to assess management’s performance during the year to determine whether to use its discretion to address the unforeseen disruption of COVID-19 to the Company’s business.

In the deliberations of the Compensation Committee, it was agreed and emphasized that the use of discretion in calculating an award using a different set of criteria was made in response to very specific and unusual circumstances in 2020 and was not intended to be a recurring methodology for future APIP award programs.

The Compensation Committee considered resilience actions taken by management to enable the Company to weather the significant disruption and uncertainty caused by COVID-19 (including safeguarding the health and safety of the Company’s employees and customers) and position the Company for success as economic conditions improve upon the end of the pandemic. To assist in this review, management shared with the Compensation Committee its views on the critical priorities for the Company for the balance of the year following the outbreak of COVID-19.

Below are the identified resilience factors and the actions management took during the year to respond to the unprecedented disruption caused by COVID-19 that were considered by the Compensation Committee to guide its use of discretion and assess management’s performance in context of the APIP:

Area of Focus	Key Resilience Indicators	Initiatives and Outcomes
Human capital	Employee safety	• Implemented and enforced robust safety protocols and COVID-19 tracking in all stores and corporate offices
• Eliminated most travel and in-person meetings Company-wide
• Provided employees with enhanced sick leave and COVID-19 medical reimbursements
• Provided remote work options and social distancing protocols for corporate employees
	Continuity of workforce	• Did not layoff or furlough any employees in the U.S. Minimal layoffs or furloughs in Latin America (less than 5% of workforce) which were tied to government-enforced restrictions or closures in those markets
• Provided enhanced human resources support, employee communications and training programs
• Maintained 401(k) plan matching contributions and amended plan to permit easier hardship distributions
	Compensation efforts	• Provided normal salary increases and maintained store-level incentive and bonus programs
• Provided real-time, mid-cycle adjustments to incentive and bonus targets to reflect impact of COVID-19 on operating results
• Increased average per employee store incentive program and bonus payouts by approximately 26% compared to prior year to reflect additional work required to safely operate the stores
Customer service	Maintain essential services	• Obtained essential service designations in the U.S. and Mexico, allowing stores to stay open during the pandemic
	Safety and security protocols	• Enhanced social distancing, sanitizing and cleaning protocols in all stores
• Installed protective barriers in stores and limited customer traffic when necessary
	Customer accommodation/loan forbearance	• Provided extended payment options for customers unable to get to stores
Financial operations	Maintain short-term liquidity	• Immediate outreach and communications to existing U.S. line of credit bank group
• Amended U.S. unsecured line of credit to provide additional covenant flexibility and reduce unused fees
• Obtained new unsecured bank line of credit in Mexico
• Suspended share buybacks during the second and third quarters of 2020
	Extend and increase long-term financing	• Successfully refinanced and upsized senior unsecured notes
• Added four additional years to maturity (2024 to 2028)
	Reduce borrowing costs	• Reduced interest rate on senior unsecured notes from 5.375% to 4.625%
• Negotiated a 35% reduction in the unused fee on the U.S. line of credit from 50 bps to 32.5 bps

Area of Focus	Key Resilience Indicators	Initiatives and Outcomes
Profitability Initiatives	Gross margin improvements	• Realized significant retail margin improvements in the U.S. and Mexico (430 and 230 basis points, respectively)
	Store operating expense reductions	• Successfully reduced store operating hours and optimized hiring rates
• Achieved a 6% reduction in store operating expenses to partially offset revenue reductions
	Other cost saving initiatives	• Significantly reduced overall travel and meeting expenses
• Generated significant savings in bank fees through initiation of new banking relationships
Long-term strategic initiatives	Store openings and acquisitions	• Opened 75 new stores in Latin America despite the impact of COVID-19
• Acquired 40 stores in Mexico and 22 stores in the U.S.
	Real estate initiatives	• Capitalized on opportunities in the commercial real estate market to reduce real estate costs and/or upgrade locations and facilities
	Technology initiatives	• Rapid deployment of new tools to support remote work and video conferencing
• Completed relocation and upgrade of the Company’s data center
• Accelerated implementation of IP-based video surveillance systems across the store base
	Consumer lending operations	• Completed the exit from non-core unsecured consumer lending operations in June 2020
Shareholders	Increased communication with shareholders	• Provided more frequent and robust interim public updates to investors regarding key lending and retail trends
• Conducted a record amount of investor outreach, almost entirely done via video conferencing
	Shareholder returns	• Maintained quarterly cash dividend payments at pre-pandemic level
• Resumed stock buyback program in the fourth quarter of 2020

The Compensation Committee concluded the contributions by the Company’s executives in the key resilience areas were substantial, and through management’s efforts, the Company’s performance exceeded internal expectations in many areas. The Committee noted senior management had ensured compensation at or better than prior-year levels for almost all store level and corporate employees. The Compensation Committee recognized, however, that shareholders and other stakeholders were meaningfully impacted by the Company’s financial performance during 2020.

Compensation Committee’s Use of Discretion and 2020 APIP Awards Granted

In consideration of management’s performance related to the key resilience factors, the Compensation Committee determined that funding up to, but not over, 100% of the original target award would be appropriate for the assessed level of resiliency demonstrated by the Company and senior management. Members of the Compensation Committee and other Board members, excluding the CEO, completed detailed resiliency scorecards in December 2020, which were reviewed again in January 2021 once final annual results were obtained, to assess senior management’s performance for the criteria outlined above. Based on the final results of the resiliency scorecards as tabulated by the chair of the Compensation Committee, the Compensation Committee determined to set the funding factor at 94.5% of the original target award, which the Compensation Committee believed struck an appropriate balance between acknowledging the impact of COVID-19 on the operating results of the Company and fairly compensating the senior executives for their critical efforts in responding to the unprecedented disruption caused by COVID-19.

The following table shows the APIP awards granted by the Compensation Committee to the CEO, COO and CFO for 2020 using the resilience scorecard calculation described above (dollars in thousands):

Senior Executive Officers	Target Incentive Award	Resilience Initiatives Attained	Actual Incentive Award
Rick L. Wessel, CEO	$1,815,375	94.5%	$1,715,529
T. Brent Stuart, COO	933,438	94.5%	882,098
R. Douglas Orr, CFO	869,063	94.5%	821,264

The 2020 payout amounts provided under this calculation represented a significant reduction, 30% for the CEO, compared to payouts earned under the APIP in prior years. The Compensation Committee believes this is an appropriate outcome given the reductions in revenues and profitability that occurred as a result of the impact of COVID-19 on the Company, offset by outstanding management efforts to contain the impact and position the Company for future growth and profitability.

The following chart details the APIP award paid over the past four years to each participating NEO (in thousands):

APIP Award Paid
$4,000
$3,000
$2,000
$1,000
$0
$2,826
$3,525
$2,443
$1,716
$1,270
$1,450
$1,116
$882
$1,179
$1,350
$1,047
$821
CEO
COO
CFO
2017
2018
2019
2020

Because the Compensation Committee utilized its discretion to modify the performance criteria of the original 2020 APIP award, under SEC rules, the 2020 APIP award is classified as a “Bonus” rather than “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table presented below.

Other Cash Bonuses

Annual discretionary cash bonuses are paid to NEOs not participating in the APIP and other key employees to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions, among other criteria, in a manner similar to the NEOs participating in the APIP.

For 2020, the other NEO’s contributions to the achievement of the above noted key resiliency factors were also taken into account when determining their cash bonus awards. Specifically, the CEO and the Compensation Committee determined the contributions of Mr. Ramos, as SVP of Latin American Operations, and Ms. Alvarado, as General Counsel, were at an extraordinary level in their respective roles during the pandemic, which allowed the Company to continue operating its stores safely and effectively. In the case of Mr. Ramos, he provided invaluable leadership in directing operations for over 1,850 stores in four Latin American countries and south Texas, which were all disproportionately impacted by COVID-19, and in the case of Ms. Alvarado, by leading the Company’s efforts to continue operating and serving customers by obtaining essential service designations by government officials and regulators. Other key executives in addition to Mr. Ramos and Ms. Alvarado received discretionary cash awards, as well, for their contributions to the Company’s resiliency. However, given the impact of the pandemic on the financial results of the Company, the amount of the awards were capped at the levels paid in 2019. The resulting 2020 cash bonus awards of $750,000 to Mr. Ramos and $440,000 to Ms. Alvarado were reviewed and approved by the Compensation Committee based on the CEO’s recommendation.

Long-Term Incentive Compensation

The Company makes annual equity awards to its NEOs and certain other employees to provide incentive for them to achieve targeted levels of financial performance and stay with the Company over the long term, as well as align their interests with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs and certain other employees, generally in late January of each year. The date of grant for all equity awards is the date of Compensation Committee approval. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

While the use of equity awards is an important part of the Company’s overall executive compensation program, the Company is also aware of its responsibility to its shareholders to exercise judgement in the granting of such awards. As a result, the Company monitors its annual share usage, or “burn rate,” and the LTIP’s potential impact on its shareholders.

The annual share usage, or burn rate, under the LTIP for the last three years was as follows:

	2020		2019	2018
Total restricted stock units granted (annual share usage) (1)	145,923	(2)	128,381	119,440
Weighted-average common shares outstanding	41,502,000		43,020,000	44,777,000
Annual share usage as percentage of shares outstanding (burn rate)	0.35%		0.30%	0.27%

(1)Assuming the performance goals with respect to performance-based restricted stock units are achieved at maximum levels.

(2)Excludes the January 2020 grant of performance based restricted stock units as they were cancelled and replaced in December 2020. See the “Long-Term Incentive Program” section below for further details.

Long-Term Incentive Program

The Compensation Committee has established an LTIP for the CEO, COO and CFO. Performance-based restricted stock units granted under the LTIP typically vest over a three-year period, contingent upon the Company attaining defined performance goals tied to earnings and growth metrics. To determine the number of restricted stock unit awards that vest under the LTIP, the Compensation Committee measures the cumulative performance of the Company at the end of the three-year performance period against the cumulative performance goals approved by the Compensation Committee typically in the first quarter of the year of the initial grant. The Company’s level of achievement of the performance goals set forth in the cumulative performance period will result in the vesting of restricted stock unit awards between zero and 150% of a stated target number of shares. The performance goals are designed to reinforce the Company’s focus on profitability and long-term stockholder value performance. The target number of shares for each participating executive officer is based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

2020 Performance-Based Restricted Stock Units Granted Under the LTIP

Original LTIP Award - In January 2020, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO. The Compensation Committee established the following performance measures, weightings and cumulative performance periods for the January 2020 grant:

Performance Measure	Weight	Cumulative Performance Period
Adjusted net income	40%	January 1, 2020 - December 31, 2022
Pawn revenue (on a constant currency basis)	40%	January 1, 2020 - December 31, 2022
New store openings	20%	January 1, 2020 - December 31, 2022

The cumulative three-year performance goals established for adjusted net income and pawn revenue were established in January 2020 based on target adjusted net income and pawn revenue for 2020 (on a basis which was equivalent to the level of the target profitability metrics used in the APIP) with increases in 2021 and 2022 based on long-term growth rates established by the Compensation Committee. The cumulative three-year performance goal established for new store openings was based on the total store additions budgeted for 2020 with increases in 2021 and 2022 based on a long-term store growth rate established by the Compensation Committee.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities and the respective grant date fair value of the awards for each of the January 2020 LTIP performance measures:

	CEO			COO/CFO
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Considered Award Value (2):
Adjusted net income	$375,000	$1,500,000	$2,250,000	$125,000	$500,000	$750,000
Pawn revenue (constant currency)	375,000	1,500,000	2,250,000	125,000	500,000	750,000
New store openings	187,500	750,000	1,125,000	62,500	250,000	375,000
Total	$937,500	$3,750,000	$5,625,000	$312,500	$1,250,000	$1,875,000

Award Shares Granted (3):
Adjusted net income	4,577	18,308	27,462	1,526	6,103	9,154
Pawn revenue (constant currency)	4,577	18,308	27,462	1,526	6,103	9,154
New store openings	2,289	9,155	13,732	762	3,051	4,577
Total	11,443	45,771	68,656	3,814	15,257	22,885

Grant date fair value of award (4)	$971,854	$3,887,331	$5,830,954	$323,923	$1,295,777	$1,943,623

(1)    No award is earned if actual performance is less than the performance measure threshold amounts.

(2)    The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table below.

(3)    Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $81.93 per share.

(4)    The grant date fair value was determined by multiplying the number of award shares granted by the closing market price of $84.93 per share for the Company’s Common Stock on the date of the grant.

The significant impacts of COVID-19 on actual performance in 2020 and projected performance in 2021 caused the cumulative three-year threshold performance targets of the January 2020 grant to be deemed unattainable by the Compensation Committee in the second quarter of 2020. In evaluating alternatives to address the impact of the pandemic on these grants, the Compensation Committee considered the lost value to the Company’s executives resulting from the unattainable goals of the January 2020 grant, the expected substantially lower value of the 2019 LTIP grant that vests in February 2022 (see details below) and the lower value of the 2018 LTIP grant that vested in January 2021 (see details below), all of which were significantly impacted by COVID-19 because 2020 was included in each grant’s three-year performance period.

The Compensation Committee considers long-term equity compensation a key part of the Company’s compensation program to motivate its senior executives in creating long-term stockholder value and align their interests with those of the Company’s stockholders. In particular, the Compensation Committee is concerned about the diluted motivational value of the in-cycle awards and the potential risk associated with executives placing additional emphasis on shorter-term APIP outcomes in light of the reduced opportunity resulting from the pandemic’s impact on LTIP performance cycles.

After reviewing alternative approaches with Pay Governance, the Compensation Committee addressed the pandemic’s impact on LTIP awards by cancelling the January 2020 grant and replacing it with a new grant of performance-based awards in December 2020 with a reduced target award as described below. However, no changes were made to the 2018 or 2019 LTIP grants that were outstanding as of December 31, 2020.

LTIP Replacement Award - In December 2020, the Compensation Committee cancelled the original 2020 LTIP award and provided a replacement grant that remains 100% performance-based. The terms of the December 2020 replacement LTIP award includes the following provisions:
•Reduction in the considered award value of the target for the CEO to $3.1 million, compared to the original January 2020 target award of $3.8 million. For the COO and CFO, the considered value of the target award was reduced to $1.0 million, compared to $1.3 million for the January 2020 grant. The reductions in the considered value of the target awards were made because stockholders and other stakeholders were meaningfully impacted by the Company’s financial performance during 2020 and because the performance periods for the adjusted net income and total store additions performance measures were reduced from three years to two years.
•Addition of a new relative TSR performance measure in the LTIP replacement award to more closely align management’s interests with stockholders. The performance measure replaces the existing pawn revenue performance measure and extends the vesting measurement period for this element of the 2020 LTIP for a full three-year period (beginning on January 1, 2021 and extending to December 31, 2023). TSR performance will be measured against the Company’s compensation peer group.
•The performance period and cumulative target for the net income performance measure was modified to reflect the significant impact of COVID-19 on the business in 2020. The revised cumulative performance period is for the two-year period January 1, 2021 through December 31, 2022, with performance targets established by the Compensation Committee which reflect expected annual improvements over and above 2020 baseline performance.
•The performance target for store additions for the two-year period January 1, 2021 through December 31, 2022 remained consistent with targets for those years under the original award; however, the definition of store additions was expanded to include stores added through acquisitions and accretive relocations of existing stores, which more closely reflects the Company’s business strategy to grow earnings through a combination of new store openings, acquisitions and improving profitability of existing stores.
•Despite the negative impact of COVID-19 on actual performance in 2020 and projected performance in 2021, no replacement or modifications were made to the 2018 and 2019 LTIP awards.

Under the 2020 replacement awards, the Compensation Committee established the following performance measures, weightings and cumulative performance periods for the December 2020 replacement grant:

Performance Measure	Weight	Cumulative Performance Period
Adjusted net income	33.3%	January 1, 2021 - December 31, 2022
Total store additions	33.3%	January 1, 2021 - December 31, 2022
Relative TSR	33.3%	January 1, 2021 - December 31, 2023

The Compensation Committee believes adjusted net income, total store additions and relative TSR provided under the 2020 replacement award are proper metrics for evaluating and rewarding long-term performance in the context of an expected recovery from the impact of the COVID-19 pandemic during 2021-2023:
•By definition, the adjusted net income measure includes all normal and recurring operating expenses, including financing costs, while excluding any potential benefit from share repurchases.
•The growth in store locations from new openings, acquisitions and other accretive relocations is considered a key driver of future long-term revenue and profitability growth as most of the Company’s customers access the Company’s products and services directly from neighborhood-based retail locations. Accordingly, store growth from store additions is critical for accessing new customers in new and expanding markets.
•Relative TSR is tied directly to the Company’s future share price and dividend performance and management’s ability to create shareholder value going forward, further aligning the interests of management and the Company’s shareholders. The Compensation Committee believes this measure is appropriate given recent shareholder performance during the COVID-19 pandemic.
•The equal weighting of the three performance measures provides a balance between financial performance, long-term growth drivers and shareholder returns.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities and the respective grant date fair value of the awards for each of the December 2020 LTIP performance measures:

	CEO			COO/CFO
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Considered Award Value (2):
Adjusted net income	$260,417	$1,041,667	$1,562,500	$86,805	$347,222	$520,833
Total store additions	260,417	1,041,667	1,562,500	86,805	347,222	520,833
Relative TSR	520,833	1,041,666	1,562,500	173,612	347,223	520,835
Total	$1,041,667	$3,125,000	$4,687,500	$347,222	$1,041,667	$1,562,501

Award Shares Granted (3):
Adjusted net income	4,135	16,540	24,810	1,378	5,513	8,270
Total store additions	4,135	16,540	24,810	1,378	5,513	8,270
Relative TSR	8,270	16,539	24,809	2,757	5,514	8,270
Total	16,540	49,619	74,429	5,513	16,540	24,810

Grant date fair value of award (4)	$1,197,000	$3,590,927	$5,386,427	$398,976	$1,197,000	$1,795,500

(1)    No award is earned if actual performance is less than the performance measure threshold amounts.

(2)    The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table below.

(3)    Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $62.98 per share.

(4)    The grant date fair value was determined by multiplying the number of award shares granted by the closing market price of $72.37 per share for the Company’s Common Stock on the date of the grant.

Historical LTIP Grants and Performance:

2019 LTIP Grants - In 2019, the CEO, COO and CFO were granted awards of performance-based restricted stock units under the LTIP. The 2019 grant has a three-year cumulative performance period that began on January 1, 2019 and ends on December 31, 2021. These grants are more fully described in the table of Outstanding Equity Awards as of December 31, 2020 provided later in this section. While the projected performance results for the 2019 LTIP grants have also been substantially impacted by COVID-19, with projected payouts now expected in a range of 0% to 50% of the target award, the Compensation Committee elected not to adjust or modify these awards.

2018 LTIP Grants - In 2018, the CEO, COO and CFO were granted awards of performance-based restricted stock units under the LTIP. The 2018 grant had a three-year cumulative performance period that began on January 1, 2018 and ended on December 31, 2020. The number of shares which vested on January 31, 2021 was based on the achievement of cumulative three-year performance goals for each performance measure. While the actual three-year cumulative net income performance results for the 2018 LTIP grants was substantially impacted by COVID-19, the Compensation Committee elected not to adjust or modify these awards. The Compensation Committee further believes the 2018 LTIP grant would have paid out at or near maximum had the COVID-19 pandemic not occurred in 2020.

The following table sets forth the three-year cumulative performance goals for each of the performance measures of the 2018 grant and the actual three-year cumulative performance achieved (dollars in thousands):

		Cumulative Performance Goals			Cumulative Actual Performance	Payout as a % of Target Shares
2018 Grant Performance Measure	Weight	Threshold	Target (2)	Maximum
Adjusted net income (1)	40%	$352,292	$414,461	$455,907	$424,054	111%
Total store additions	60%	242	285	314	866	150%
Weighted Total Payout						134%

(1)    The adjusted net income performance measure for the 2018 grant is defined as adjusted net income as calculated in the Company’s SEC filings further adjusted to exclude net income derived from non-core consumer lending operations, which was discontinued in June of 2020. Both the cumulative performance goals and actual performance exclude net income derived from such operations.

(2)    The target three-year cumulative performance goal for adjusted net income and total store additions represented a 13% and 4% three-year compound annual growth rate, respectively.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities for the 2018 grant based on the achievement of the three-year cumulative performance goals and the actual number of shares that vested on January 31, 2021 based on the actual three-year cumulative performance:

					Shares Awarded Based on Actual Three-Year Cumulative Performance
	Potential Share Award			Payout as a % of Target Shares
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	4,000	40,000	60,000	134%	53,760
T. Brent Stuart, COO	1,400	14,000	21,000	134%	18,816
R. Douglas Orr, CFO	1,400	14,000	21,000	134%	18,816

Other Restricted Stock Unit Awards

During January 2020, prior to the onset of the pandemic, the Company granted a total of 10,000 shares of time-based restricted stock units to two NEOs (Mr. Ramos and Ms. Alvarado). While the Company maintains broad discretion over time-based grants, these grants are commensurate with the NEO’s position, responsibilities and individual and overall Company performance. These time-based awards vest in five equal annual installments beginning in February 2021 and become fully vested in February 2025. The awards were not adjusted due to the COVID-19 pandemic given their time-based nature.

Alignment of Pay and Performance

The Compensation Committee considers the realized and realizable value of the Company’s compensation plans in relation to the Company’s performance and that of its peer group. The figure below compares the CEO’s compensation per the summary compensation table, which reflects the accounting value of long-term incentives at grant date and not the value actually received from these grants or their potential future value, to the CEO’s realized compensation for 2017 and 2018, which is the amount the CEO actually received including vested LTIP awards granted in each respective year and an estimate of realizable compensation for 2019 and 2020, which represents the CEO’s future pay opportunity for each year including unvested LTIP awards granted in each respective year valued as of December 31, 2020. The chart also illustrates how the Company’s TSR (consisting of stock price appreciation/depreciation and dividends paid during the period) has compared to the TSR of the companies in the Company’s compensation peer group over the four-year period presented. The Company believes this comparison illustrates the important role that “at risk” performance-based compensation plays in linking the value of compensation actually received by the CEO to the various performance measures used by the Company’s programs and to the Company’s TSR.

CEO Compensation and TSR
CEO Compensation (in thousands)
Total Shareholder Return
Value $100 Invested on 12/31/2016
$10,000
$7,500
$5,000
$2,500
$0
$200
$150
$100
$50
$0
$8,733
$7,851
$5,088
$5,532
$157
$4,832
$3,151
$1,470
$2,606
$2,826
$3,525
$2,443
$1,716
$1,075
$1,175
$1,175
$1,210
2017
2018
2019
2020
Salary
APIP
LTIP (1)
FCFS
Peer Group (2)

(1)    For 2019 and 2020, represents the projected value realizable upon vesting (using the December 31, 2020 stock price) of the 2019 LTIP award (for the three year performance period from 2019 to 2021), which is estimated to pay out at approximately 50% of target, and the projected value realizable upon vesting (using the December 31, 2020 stock price) of the replacement 2020 LTIP award (for the three year performance period from 2021 to 2023), which is estimated to pay out at approximately 75% of target.

(2)    Peer Group TSR is calculated assuming an equal beginning investment in each company included in the 2020 Peer Group.

Compensation Plan Actions for 2021

The Committee made no changes to salaries or APIP opportunities for the CEO, COO and CFO for 2021 and made minor adjustments to the value of the 2021-2023 LTIP grants for the three senior executives in the context of the ongoing COVID-19 pandemic. The other named NEO’s received nominal cost of living adjustments to their salaries with no expected increase in the range of their bonus opportunity or restricted stock awards.

As a result of the continued efforts to improve its pay practices, the Company has made certain changes in its compensation programs and practices beginning in 2021. Based on recommendations by Pay Governance and the Compensation Committee, the following changes were approved and implemented for the executive compensation plans in 2021:
•The modified performance measures and weightings for both the 2021 APIP and 2021-2023 LTIP include a relative performance measure using TSR for the one- and three-year performance periods, respectively.
•Based on the result of benchmarking its compensation plans to its peer group, the Company added a time-vested element to its LTIP. The 2021-2023 LTIP remains 75% performance-based.

The Compensation Committee established the following performance measures and weightings for the 2021 APIP:

Performance Measure	Weight
Adjusted diluted earnings per share	25%
Adjusted EBITDA	25%
Net revenue (gross profit)	25%
1-year relative TSR vs. compensation peers	25%

The Compensation Committee established the following performance measures, weightings and cumulative performance periods for the 2021-2023 LTIP:

Performance Measure	Weight	Cumulative Performance Period
Adjusted net income	25%	January 1, 2021 - December 31, 2023
Total store additions	25%	January 1, 2021 - December 31, 2023
3-year relative TSR vs. compensation peers	25%	January 1, 2021 - December 31, 2023
Time vested award (three year cliff vesting)	25%	Vesting Date - December 31, 2023

Perquisites and Personal Benefits

The NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel, such as benefits provided to all full-time employees, including matching contributions to 401(k) accounts, health insurance, life insurance and disability insurance. Certain NEOs received perquisites, such as automobile allowances, club memberships, and for the CEO, opportunities to travel using the Company’s aircraft.

The Company does not provide supplemental non-qualified retirement or deferred compensation plans to any of its executives and no executive, other than the CEO, received more than $10,000 in perquisites and personal benefits.

The aggregate incremental cost to the Company during 2020 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock, or hold unvested time-based restricted stock awards, equal in total to a multiple of the NEO’s salary, as follows:

Participant	Target Multiple			Current Multiple as of April 12, 2021
Rick L. Wessel, CEO	5	x	Salary	46.0	x	Salary
T. Brent Stuart, COO	3	x	Salary	4.4	x	Salary
R. Douglas Orr, CFO	3	x	Salary	15.5	x	Salary
Raul R. Ramos, SVP Latin American Operations	1	x	Salary	2.5	x	Salary
Anna M. Alvarado, General Counsel	1	x	Salary	2.6	x	Salary

Until an executive has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent the executive will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple. Those NEOs above who have not yet achieved their respective target multiples are still within the five-year period.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all NEOs in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (i) the payment or award grant was calculated based on achievement of the misstated financial results; (ii) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (iii) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, its CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any year to the chief executive officer or chief financial officer (at any time during the year), and the three other most highly compensated executive officers (as of the end of any year). Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017, certain types of performance-based compensation were excluded from the $1 million deduction limit if specific requirements were met. Under the Tax Act, this special exclusion for performance-based compensation was eliminated with respect to taxable years beginning after December 31, 2017 with certain limited grandfathered exceptions. As a result of the enactment of the Tax Act, compensation to certain NEOs in excess of $1 million will generally not be tax deductible beginning with the year ending December 31, 2018.

The Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs, although tax deductibility is not the primary factor used by the Compensation Committee in setting compensation and will become less of a factor used by the Compensation Committee considering the changes made to Section 162(m) of the Code as provided in the Tax Act. The Compensation Committee also reserves flexibility where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. While the Compensation Committee expects it will provide for compensation that will not be deductible under Section 162(m) of the Code, it will continue to structure the executive compensation program so that a significant portion of total executive compensation is linked to the performance of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
James H. Graves
Daniel E. Berce
Mikel D. Faulkner

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by the 2020 NEOs for the years ended December 31, 2020, 2019 and 2018. The stock awards and total compensation presented for 2020 for Messrs. Wessel, Stuart and Orr include the sum of a performance-based award grant in January 2020, which was subsequently cancelled in December 2020, plus a smaller replacement performance-based award granted in December 2020. Excluding the cancelled January 2020 award, the 2020 stock awards for Messrs. Wessel, Stuart and Orr were $3,590,927, $1,197,000 and $1,197,000, respectively. Proforma total 2020 compensation for these individuals excluding the cancelled awards are presented in a footnote to the Summary Compensation Table.

							Non-
							Equity
							Incentive
							Plan	All Other
Name and					Stock		Compen-	Compen-
Principal		Salary	Bonus		Awards		sation	sation	Total
Position	Year	$	$		$ (2)		$ (4)	$ (5)	$
Rick L. Wessel,	2020	1,210,250	1,715,529	(1)	7,478,258	(3)	—	84,566	10,488,603
Vice-Chairman, Chief	2019	1,175,000	—		3,647,252		2,443,256	164,213	7,429,721
Executive Officer	2018	1,175,000	—		2,926,000		3,525,000	178,440	7,804,440

T. Brent Stuart,	2020	746,750	882,098	(1)	2,492,777	(3)	—	—	4,121,625
President, Chief Operating	2019	725,000	—		1,326,266		1,116,271	—	3,167,537
Officer	2018	725,000	—		1,024,100		1,450,000	—	3,199,100

R. Douglas Orr,	2020	695,250	821,264	(1)	2,492,777	(3)	—	—	4,009,291
EVP, Chief Financial	2019	675,000	—		1,326,266		1,047,386	—	3,048,652
Officer, Secretary,	2018	675,000	—		1,024,100		1,350,000	—	3,049,100
Treasurer

Raul R. Ramos,	2020	454,230	750,000		339,720		—	—	1,543,950
SVP Latin American	2019	441,000	750,000		260,580		—	—	1,451,580
Operations	2018	420,000	800,000		73,150		—	—	1,293,150

Anna M. Alvarado	2020	540,750	440,000		509,580		—	—	1,490,330
General Counsel	2019	525,000	440,000		347,440		—	—	1,312,440
	2018	500,000	400,000		219,450		—	—	1,119,450

(1)Amounts represent cash incentive awards earned in consideration of actions taken by management to enable the Company to weather the significant disruption and uncertainty caused by COVID-19 (including safeguarding the health and safety of the Company’s employees and customers) and position the Company for success as economic conditions improve upon the end of the pandemic. The award was based on the results of an objective resiliency scorecard completed by members of the Board of Directors as more fully described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis.” The Compensation Committee utilized its discretion to modify the performance criteria of the original 2020 APIP award, which the Company failed to achieve threshold performance levels for the year under all three performance measures. Therefore, under SEC rules, this cash incentive award is classified as a “Bonus” rather than “Non-Equity Incentive Plan Compensation.”

(2)Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock unit awards granted under the terms of the Company’s LTIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The grant date fair value was determined by multiplying the number of restricted stock units (or, in the case of performance-based awards issued to the CEO, COO and CFO, the number of shares that would be issued based upon achievement of the target award) by the closing market price of the Company’s Common Stock on the date of the grant.

(3)Amount presented represents the sum of an award granted in January 2020, which was subsequently cancelled, and a replacement award granted in December 2020. In accordance with SEC guidance, amounts shown in this table include the grant date fair value of both awards, even though the January 2020 award was subsequently cancelled in 2020 and the NEOs did not receive any value from such awards. In January 2020, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO, which had a grant date fair value of $3,887,331 for the CEO and $1,295,777 for the COO and CFO, based upon the achievement of the target award. In December 2020, the Compensation Committee elected to cancel the January 2020 awards. In December 2020, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO to replace the cancelled January 2020 award, which had a grant date fair value of $3,590,927 for the CEO and $1,197,000 for the COO and CFO, based upon the achievement of the target award. Assuming the performance measures for the December 2020 performance grants would be achieved at maximum levels, the grant date fair value of the December 2020 awards would be $5,386,427 for the CEO and $1,795,500 for the COO and CFO. See the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above for further details.

(4)Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria. The significant impact of COVID-19 on the Company’s business resulted in the Company failing to achieve threshold performance levels under the original 2020 APIP award. See the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above for further details.

(5)The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2020 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $7,125, an automobile allowance of $16,789, reimbursement for dues at a country club in the amount of $22,733, Company-paid health insurance premiums in the amount of $8,329, allowance for tax preparation fees of $3,000 and personal use of the corporate aircraft of $26,590. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

Proforma 2020 Compensation

The following table summarizes the total compensation paid or earned by the CEO, COO and CFO for the year ended December 31, 2020 excluding the performance-based award grant in January 2020, which was subsequently cancelled in December 2020 and replaced with a smaller performance-based award granted in December 2020.

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$	$	$	$
Rick L. Wessel	2020	1,210,250	1,715,529	3,590,927	—	84,566	6,601,272
T. Brent Stuart	2020	746,750	882,098	1,197,000	—	—	2,825,848
R. Douglas Orr	2020	695,250	821,264	1,197,000	—	—	2,713,514

Grants of Plan-Based Awards for 2020

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2020. As further described in the footnote below, the January 28, 2020 equity incentive plan awards for Messrs. Wessel, Stuart and Orr were subsequently cancelled in 2020 and no shares will vest or be paid out under these awards. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2020.

Name	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards (5) $
			Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Wessel	—		60,513	1,815,375	3,630,750	—	—	—	—	—
	Jan 28, 2020	(2)	—	—	—	2,289	45,771	68,656	—	3,887,331
	Dec. 18, 2020	(3)	—	—	—	4,135	49,619	74,429	—	3,590,927

Stuart			37,338	933,438	1,493,500	—	—	—	—	—
	Jan 28, 2020	(2)	—	—	—	762	15,257	22,885	—	1,295,777
	Dec. 18, 2020	(3)	—	—	—	1,378	16,540	24,810	—	1,197,000

Orr	—		34,763	869,063	1,390,500	—	—	—	—	—
	Jan 28, 2020	(2)	—	—	—	762	15,257	22,885	—	1,295,777
	Dec. 18, 2020	(3)	—	—	—	1,378	16,540	24,810	—	1,197,000

Ramos	Jan 28, 2020		—	—	—	—	—	—	4,000	339,720

Alvarado	Jan 28, 2020		—	—	—	—	—	—	6,000	509,580

(1)Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. For 2020, the Compensation Committee used their discretion in awarding amounts under the APIP based on management’s significant contributions under a wide range of key resilience factors. The actual payouts awarded under the terms of APIP were $1,715,529, $882,098 and $821,264 to Messrs. Wessel, Stuart and Orr, respectively, and such amounts are reflected in the “Bonus” column of the “Summary Compensation Table” above.

(2)Reflects shares granted January 28, 2020 under the LTIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. Given the unforeseen impact of COVID-19 after the awards were granted, these awards were subsequently cancelled and no shares will vest or be paid out under this award.

(3)Reflects shares granted December 18, 2020 under the LTIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. Two-thirds of the awards vest on December 31, 2022 and have a two-year cumulative performance period beginning on January 1, 2021 and ending on December 31, 2022 and therefore, none of the awards have vested. The remaining one-third of the awards vest on December 31, 2023 and have a three-year cumulative performance period beginning on January 1, 2021 and ending on December 31, 2023 and therefore, none of the awards have vested.

(4)The awards for Mr. Ramos and Ms. Alvarado vest in five equal annual installments beginning in February 2021 and become fully vested in February 2025.

(5)Amount represents the grant date fair value based on the number of shares subject to the award (or, in the case of performance-based awards, the target share award) and the closing price on the date of grant.

Outstanding Equity Awards as of December 31, 2020

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2020. Each outstanding option and stock award is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (9) ($)
Wessel	—	—		—	—	—		—	53,760	(2)	3,765,350
									10,498	(3)	735,280
									16,540	(4)	1,158,462

Stuart	—	—		—	—	—		—	18,816	(2)	1,317,873
									3,817	(3)	267,343
									5,513	(4)	386,131

Orr	—	—		—	—	—		—	18,816	(2)	1,317,873
									3,817	(3)	267,343
									5,513	(4)	386,131

Ramos	—	10,000	(1)	38.00	11/2021	400	(5)	28,016	—		—
						600	(6)	42,024	—		—
						2,400	(7)	168,096
						4,000	(8)	280,160

Alvarado	—	—		—	—	800	(5)	56,032	—		—
						1,800	(6)	126,072	—		—
						3,200	(7)	224,128
						6,000	(8)	420,240

(1)Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2018, 2019, 2020 and 2021, respectively.

(2)The 2018 restricted stock awards granted under the LTIP to current NEOs vested on January 31, 2021 upon the achievement of performance measures based on a three-year cumulative performance period ending on December 31, 2020. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. The weighted total payout based on actual performance over the three-year cumulative performance period ended December 31, 2020 was 134% of target and resulted in 53,760 shares for the CEO and 18,816 shares for each of the COO and CFO. See “Historical LTIP Grants and Performance” section above for further information.

(3)The 2019 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on February 19, 2022 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2021. The performance measures are defined as adjusted net income growth, pawn revenue growth and new store openings over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (the year ended December 31, 2020), which is below the threshold, the awards are reflected at threshold payout amounts in accordance with SEC guidance. If the performance measures for the 2019 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 62,985 shares and the COO and CFO would each earn 22,904 shares.

(4)Two-thirds of the 2020 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on December 31, 2022 upon the achievement of performance measures based on a two-year cumulative performance period ending December 31, 2022. The performance measures are defined as adjusted net income growth and new store openings over the two-year cumulative period. The remaining one-third of the 2020 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on December 31, 2023 upon the achievement of a performance measure based on a three-year cumulative performance period ending December 31, 2023. The performance measure is defined as the Company’s TSR relative to a peer group over the three-year cumulative period. As the performance periods do not start until January 1, 2021, and therefore the Company’s achievement of the performance measures to date is below the threshold, the awards are reflected at threshold payout amounts in accordance with SEC guidance. If the performance measures for the 2020 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 74,429 shares and the COO and CFO would each earn 24,810 shares.

(5)Restricted stock awards granted in 2017. Vesting is time-based with 20% scheduled to vest on February 8, 2018, 2019, 2020, 2021 and 2022.

(6)Restricted stock awards granted in 2018. Vesting is time-based with 20% scheduled to vest on January 30, 2019, 2020, 2021, 2022 and 2023.

(7)Restricted stock awards granted in 2019. Vesting is time-based with 20% scheduled to vest on February 19, 2020, 2021, 2022, 2023 and 2024.

(8)Restricted stock awards granted in 2020. Vesting is time-based with 20% scheduled to vest on January 28, 2021, 2022, 2023, 2024 and 2025.

(9)The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2020, which was $70.04.

Option Exercises and Stock Vested in 2020

The following table provides information for the NEOs regarding (i) the aggregate stock options exercised during 2020, including the number of shares acquired on exercise and the value realized, and (ii) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $ (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting $ (6)
Wessel	—	—	66,667	(2)	4,832,024

Stuart	—	—	25,000	(2)	1,812,000

Orr	—	—	25,000	(2)	1,812,000

Ramos	30,000	934,500	200	(3)	17,074
			200	(4)	17,336
			600	(5)	51,300

Alvarado	—	—	400	(3)	34,148
			600	(4)	52,008
			800	(5)	68,400

(1)Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)In 2017, the CEO, COO and CFO were granted awards of performance-based restricted stock units under the LTIP that vested three years from the date of the grant. The 2017 grant had a three-year cumulative performance period that began on January 1, 2017 and ended on December 31, 2019. The performance measures are defined as adjusted net income growth and new store openings over the three-year cumulative period. Based on the actual three-year cumulative performance achieved, the maximum number of shares available for vesting on March 30, 2020 were awarded.

(3)In 2017, the Company granted 1,000 and 2,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in February 2018 and become fully vested in February 2022.

(4)In 2018, the Company granted 1,000 and 3,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in January 2019 and become fully vested in January 2023.
(5)In 2019, the Company granted 3,000 and 4,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in February 2020 and become fully vested in February 2024.

(6)Value realized represents the value as calculated based on the price of the Company’s Common Stock on the vesting date.

The following table details the number of shares acquired on exercise of option awards and vesting of restricted stock units during 2020 and shows the Company’s executives have held the shares acquired with the exception of those withheld for tax purposes:

		Disposition of Shares Acquired on Exercise of Option Awards and Vesting of Restricted Stock Units
Name	Total Shares Exercised/Vested	Shares Sold	Shares Withheld for Taxes	Remaining Shares Held
Wessel	66,667	—	(26,233)	40,434
Stuart	25,000	—	(9,837)	15,163
Orr	25,000	—	(9,837)	15,163
Ramos	31,000	—	—	31,000
Alvarado	1,800	—	—	1,800

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs is the Company’s qualified 401(k) savings plan, which is available to generally all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change in control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes the change in control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change in control provisions are reasonable based on its review of the change in control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes salary, annual and long-term incentive compensation and stock ownership.

The Company did not enter into any new or amended employment agreements in 2020.

Summary of Existing Employment Agreements

CEO, COO and CFO Agreements

In August 2016, the Company entered into new employment agreements with Messrs. Wessel, Stuart and Orr, the Company’s CEO, COO and CFO, respectively. The terms of these employment agreements run through December 31, 2021. The Compensation Committee believes the longer term of the agreements were appropriate given the transformational impact of the Merger and the desire by the stockholders for continuity in the senior management team in the years following the Merger. Additionally, the maximum severance payouts under these contracts are capped at one year’s salary and average annual incentive for termination without “cause” or for “good reason” or two years of salary and average annual incentive for such termination following a change in control.

The employment agreements provided for annual salaries, to be effective as of January 1, 2017, in the following amounts: $1,075,000 for Mr. Wessel, $700,000 for Mr. Stuart and $650,000 for Mr. Orr, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 100% in the case of Messrs. Stuart and Orr). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Other NEO Agreements

In July 2018, the Company entered into new employment agreements with Mr. Ramos and Ms. Alvarado, the Company’s Senior Vice President, Latin America Operations and General Counsel, respectively. The terms of these employment agreements run through December 31, 2021. The employment agreements provided for annual salaries, to be effective as of January 1, 2019, in the following amounts: $420,000 for Mr. Ramos and $500,000 for Ms. Alvarado, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual cash bonus based on the breadth of their expertise and responsibility and the achievement of certain financial or strategic results as determined by the Compensation Committee for each year during the term of the agreement, with a target cash bonus opportunity equal to not less than a specified percentage of the executive’s then current salary (50% for both Mr. Ramos and Ms. Alvarado). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of twelve months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 18.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Summary of Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company followed by termination of employment. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2020 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2020, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control $
Wessel
Cash severance (1)	—	3,771,512	—	—	—	7,543,023
Benefits continuation	—	22,284	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	29,712
Value of unvested equity awards (3)	—	—	5,726,003	5,726,003	5,726,003	5,726,003
Total	—	3,793,796	5,726,003	5,726,003	5,726,003	13,298,738

Stuart
Cash severance (1)	—	1,896,206	—	—	—	3,792,413
Benefits continuation	—	30,013	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	40,017
Value of unvested equity awards (3)	—	—	—	2,030,833	2,030,833	2,030,833
Total	—	1,926,219	—	2,030,833	2,030,833	5,863,263

Orr
Cash severance (1)	—	1,768,133	—	—	—	3,536,267
Benefits continuation	—	19,561	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	26,082
Value of unvested equity awards (3)	—	—	—	2,030,833	2,030,833	2,030,833
Total	—	1,787,694	—	2,030,833	2,030,833	5,593,182

Ramos
Cash severance (2)	—	915,673	—	—	—	1,831,345
Benefits continuation	—	22,692	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	34,038
Value of unvested equity awards	—	—	—	838,696	838,696	838,696
Total	—	938,365	—	838,696	838,696	2,704,079

Alvarado
Cash severance (2)	—	725,563	—	—	—	1,451,125
Benefits continuation	—	22,775	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	34,162
Value of unvested equity awards	—	—	—	826,472	826,472	826,472
Total	—	748,338	—	826,472	826,472	2,311,759

(1)Cash severance is equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs.

(2)Cash severance is equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs.

(3)Value of unvested performance based equity awards is equal to the pro rata number of restricted stock awards deemed to have been earned based upon an assumed achievement of the performance measures at target times the December 31, 2020 stock price. For the 2018 LTIP grant, the actual shares vested were used as the performance period ended on December 31, 2020 and for the 2020 replacement LTIP grant, no assumed shares were used as the performance period did not start until January 1, 2021.

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations in order to effectively attract, retain and motivate its talented workforce.

For 2020, the ratio of the CEO’s total compensation to the Company’s median employee’s total compensation was 1,560 to 1. To calculate this ratio, the Company identified its median employee as of December 31, 2020 based on employees’ gross earnings, which generally included salary and wages (regular, hourly and overtime), commissions and bonuses, and applied an average exchange rate as of December 31, 2020 to convert all Latin American compensation into U.S. dollars. Compensation was annualized for full-time and part-time employees who worked less than a full year, but compensation for part-time employees was not converted into a full-time equivalent. The median employee identified was a full-time store employee located in Latin America, where employee wages are significantly lower than in the U.S., and the employee’s total compensation for 2020 was $6,723, as compared to total compensation of $10,488,603 for the Company’s CEO as determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The total 2020 compensation presented for the Company’s CEO includes the sum of a performance-based award grant in January 2020, which was subsequently cancelled in December 2020, plus a smaller replacement performance-based award granted in December 2020. Excluding the cancelled January 2020 award, the CEO’s total 2020 compensation would have been $6,601,272, resulting in a pay ratio of 982 to 1.

The Company’s estimated pay ratio is influenced by a number of factors, including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population, and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2020 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 96% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely align the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

At the 2017 Annual Meeting of Stockholders, the Company’s stockholders selected, on a non-binding, advisory basis, an annual vote for the frequency at which the Company should include a say-on-pay proposal in its proxy statement for stockholder consideration. In light of this result and other factors, the Board of Directors determined that the Company will hold say on pay votes every year until the next required non-binding, advisory vote on the frequency of such votes, which is required to be held no later than the Company’s 2023 Annual Meeting of Stockholders.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for 2020.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders and to be considered must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting no later than December 24, 2021 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than ninety (90) days (January 23, 2022) nor more than one hundred twenty (120) days (December 24, 2021) prior to the anniversary date of the filing of this year’s proxy statement with the SEC, provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a notice of nominations of directors or any other action to be received by the Company must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 23, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

REVOCABLE PROXY
FIRSTCASH, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 3, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Thursday, June 3, 2021 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:			For	Against	Abstain
1a.	Mr. Rick L. Wessel			☐	☐	☐
1b.	Mr. James H. Graves			☐	☐	☐

2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021.			☐	☐	☐

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. As part of the Company’s precautions regarding the Coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above or below market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written-off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.
A-1

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2020		2019		2018		2017
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$106,579	$2.56	$164,618	$3.81	$153,206	$3.41	$143,892	$3.00
Adjustments, net of tax:
Merger and acquisition expenses	991	0.02	1,276	0.03	5,412	0.12	5,710	0.12
Non-cash foreign currency loss (gain) related to lease liability	874	0.02	(653)	(0.01)	—	—	—	—
Loss on extinguishment of debt	9,037	0.22	—	—	—	—	8,892	0.19
Non-cash write-off of certain Cash America merger related lease intangibles	5,432	0.13	—	—	—	—	—	—
Non-cash impairment of certain other assets (1)	1,463	0.04	—	—	—	—	—	—
Accrual of pre-merger Cash America income tax liability	693	0.02	—	—	—	—	—	—
Consumer lending wind-down costs and asset impairments	84	—	2,659	0.06	1,166	0.03	—	—
Net tax benefit from Tax Cuts and Jobs Act	—	—	—	—	(1,494)	(0.03)	(27,269)	(0.57)
Adjusted net income and diluted earnings per share	$125,153	$3.01	$167,900	$3.89	$158,290	$3.53	$131,225	$2.74

(1)Impairment related to a non-operating asset in which the Company determined that an other than temporary impairment existed as of March 31, 2020.

A-2

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, dollars in thousands):

	Year Ended December 31,
	2020	2019	2018	2017
Net income	$106,579	$164,618	$153,206	$143,892
Income taxes	37,120	59,993	52,103	28,420
Depreciation and amortization	42,105	41,904	42,961	55,233
Interest expense	29,344	34,035	29,173	24,035
Interest income	(1,540)	(1,055)	(2,444)	(1,597)
EBITDA	213,608	299,495	274,999	249,983
Adjustments:
Merger and acquisition expenses	1,316	1,766	7,643	9,062
Non-cash foreign currency loss (gain) related to lease liability	1,249	(933)	—	—
Loss on extinguishment of debt	11,737	—	—	14,114
Non-cash write-off of certain Cash America merger related lease intangibles	7,055	—	—	—
Non-cash impairment of certain other assets	1,900	—	—	—
Consumer lending wind-down costs and asset impairments	109	3,454	1,514	—
Adjusted EBITDA	$236,974	$303,782	$284,156	$273,159

A-3